Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO
MASTER PURCHASE AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Master Purchase Agreement (defined below) is made as of December 17, 2013, by and among PNG Companies LLC, a Delaware limited liability company (“PNG”), EQT Corporation, a Pennsylvania corporation (“EQT”) and Distribution Holdco, LLC, a Delaware limited liability company (“Holdco”, and together with PNG and EQT, collectively referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Master Purchase Agreement, dated as of December 19, 2012 (the “Master Purchase Agreement”), as amended by Amendment No. 1 to Master Purchase Agreement, dated as of February 22, 2013, by and among PNG, EQT and Holdco; and

WHEREAS, the Parties desire to amend the Master Purchase Agreement in order to reflect certain additional understandings reached among the Parties.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 11.1 of the Master Purchase Agreement, the Parties hereby agree as follows:

1.       INTERPRETATION

This Amendment is made and delivered pursuant to the Master Purchase Agreement.  Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Master Purchase Agreement.

2.       AMENDMENTS TO MASTER PURCHASE AGREEMENT

  2.1         Amendment to Section 2.1(c)(i).  Section 2.1(c)(i) is hereby amended by (x) deleting the word “and” at the end of subsection (D) thereof, (y) replacing the period “.” at the end of subsection (E) thereof with “; and”, and (z) adding the following as a new subsection (F):

“(F)  reduced by Five Million Dollars ($5,000,000) in full satisfaction of the payment obligations imposed on Parent under paragraph 65(d) of the Joint Petition for Approval of Settlement of All Issues, dated October 7, 2013, filed with the Pennsylvania Public Utility Commission with respect to the Transactions.”

  2.2         Amendment to Section 5.6(g)(i).  Section 5.6(g)(i) is hereby amended and restated in its entirety as follows:

“Not later than the Closing Date, Buyer or an Affiliate of Buyer that together with Buyer is treated as a single employer under Section 414 of the Code shall establish or maintain a defined benefit pension plan and related trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the “Buyer Pension Plan”) to provide retirement benefits to Company Employees and each individual identified on Schedule 5.6(g)(i), together with individuals whose employment by the Company or its Affiliates terminated on or after January 1, 2012 and who would have been Company Employees had the Closing occurred immediately before such termination (each a “Former Employee” and, collectively together with Company Employees, “Pension/OPEB Employees”).  Buyer shall take all necessary, reasonable, and appropriate action to establish, maintain and administer the Buyer Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code. Subject to the satisfaction of the requirements contained in Section 5.6(g)(iii), Buyer (acting directly or through its Affiliates) shall be responsible for any and all liabilities (including liability for funding) and other obligations with respect to the Buyer Pension Plan.”

  2.3         Amendment to Schedule 5.6(g)(i).  The first paragraph of Schedule 5.6(g)(i) is hereby amended and restated in its entirety as follows:

“Please see the attached pdfs titled “Defined Benefit Pension Participants” and “Retiree Medical (including Medical Spending Account) and Retiree Life Insurance Participants” for listings of certain individuals who were as of January 1, 2012 eligible for a benefit under EQT Corporation’s defined benefit pension plan or some other retiree medical benefit and/or life insurance.”

  2.4         Amendment to Section 5.6(g)(v).  The phrase “ten (10) Business Days following the Closing Date” in the first part of Section 5.6(g)(v) is hereby replaced with “five (5) Business Days following the Closing Date”.

  2.5         Amendment to Section 11.4.  Section 11.4 is hereby amended by inserting “(a)” before the existing text, and adding a new paragraph (b):

“(b) Each Party shall have the right to assign its respective rights under the Midstream Exchange Agreement and this Agreement (but without release of its respective obligations herein and without release of the other Party’s obligations herein) to a third party who may act as a “qualified intermediary” with respect to the Midstream Exchange Agreement or this Agreement in accordance with the provisions of Section 1031 of the Code, and the Treasury Regulations promulgated thereunder.  Each Party shall bear its own expenses in connection with such an assignment.”

  2.6         Amendment to Section 11.13.  Section 11.13 is hereby amended and restated in its entirety as follows:

“The Parties shall, and shall cause their respective Affiliates to, cooperate fully with each other Party, and take any action reasonably requested by any other Party, in connection with enabling the transactions to qualify in whole or in part as a “like-kind” exchange pursuant to Section 1031 of the Code and any corresponding state or local income Tax Laws.”

3.       GENERAL

  3.1         Full Force and Effect.  Except to the extent specifically amended herein or supplemented hereby, the Master Purchase Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Master Purchase Agreement, as amended by this Amendment.  From and after the date of this Amendment, each reference in the Master Purchase Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Master Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Master Purchase Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

  3.2         Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

PNG COMPANIES LLC

By:	/s/ Morgan K. O’Brien
	Name:	Morgan K. O’Brien
	Title:	President & CEO

EQT CORPORATION

By:	/s/ Randall L. Crawford
	Name:	Randall L. Crawford
	Title:	Senior Vice President & President, Midstream, Distribution & Commercial

DISTRIBUTION HOLDCO, LLC

By:	/s/ Joshua Miller
	Name:	Joshua Miller
	Title:	Vice President

[Signature Page to Amendment No. 2 to Master Purchase Agreement]